Exhibit 99.1

China America Holdings Reports Financial Results for the First Six Months of 2011 Ended June 30, 2011

Zhucheng, China--(08/16/11) - China America Holdings, Inc. (OTC.BB:CAAH), a holding company operating in China through its wholly owned subsidiary, Ziyang Ceramic Co., Ltd., announced today its financial results for the second quarter and first six months of its fiscal year which ends on December 31, 2011.

-	Revenue Reaches $9.9 million in 2nd Quarter of 2011, Up 16.6% from the $8.5 Million Recorded in the Three Month Period Ended June 30, 2010
-	Operating Income Climbs to $2.9 Million, Up 7.0% from the $2.7 Million Recorded in the Three Month Period Ended June 30, 2010
-	Net Income for the First Six Months of 2011 Reaches $4.0 Million, Up 15.0% from Net Income of $3.5 Million for the Six Month Period Ended June 30, 2010

Financial Highlights

For the second quarter of 2011 total revenues reached $9.9 million, up 16.6% from the $8.5 million recorded in the second quarter of 2010.  For the first six months of 2011, we recorded revenues of $17.3 million, up 22.0% from the $14.2 million recorded for the first six months of 2010.  Sequentially, our revenue increased by 31.8% compared to our first quarter ended March 31, 2011 where revenue was $7.5 million.  Gross profit reached $3.5 million in the second quarter of 2011 with operating income of $2.9 million compared to gross profit of $3.1 million with operating income of $2.7 million recorded in the same period in 2010.  We recorded net income of $2.3 million for the second quarter of 2011 compared to net income of $2.1 million for the same period in 2010. This resulted in EPS of $0.01 per diluted and basic share for both periods. Net income for the first nine months of 2011 was $4.0 million compared to net income of $3.5 million for the same period in 2010.

The improvement in overall financial results in the second quarter of 2011 was largely driven by increased sales of higher priced polycrystalline porcelain tile product series that was recently launched in the fourth quarter of 2010, partially offset by decreased sales of older and less expensive tile products. Sales from the new polycrystalline product series continued to experience increased sales volume and now represent approximately 46.2% of total revenue recorded in the second quarter of 2011, up sequentially from 25.4% of total revenue represented in the first quarter of 2011.  On average, the polycrystalline porcelain tiles are sold at a premium of approximately 48% compared to our patterned polished porcelain tiles. Our gross profit margin was 35.3% in the second quarter of 2011 versus 36.7% in the comparable quarter in 2010. The 1.4% decline in gross profit margin is mainly attributable to increases in wages and higher fuel costs.

Balance Sheet

At June 30, 2011, cash was $6.4 million, up 31.0% from the $4.9 million in cash at December 31, 2010. At June 30, 2011 total shareholder equity increased to $14.6 million, up 9.6% compared to shareholder equity of $13.3 million at December 31, 2010.

Commenting on the second quarter, Mr. Lingbo Chi, CEO of China America Holdings, stated, "We are pleased with our results for the second quarter.  We are also pleased to see strong demand for our higher-end polycrystalline product line. We are currently in the testing phase for a new product launch of an interior wall product line.  We anticipate sales of this new product line to commence late in the third quarter of 2011 which will enable us to expand sales to a completely new product category.  We believe our new products and extensive distribution network have us positioned on a strong growth track for the second half of this year and beyond and look forward to improved performance in our top and bottom line for the foreseeable future.”

About China America Holdings, Inc.

China America Holdings, Inc. is a holding company which owns 100% stake in Ziyang Ceramics Co., Ltd. based in Zhucheng city of Shandong Province in China. Ziyang Ceramics Co., Ltd. manufactures porcelain tiles used for interior residential and commercial flooring and sells through a distribution network of more than 150 distributors across 10 provinces concentrating on major second and third tier cities located primarily in Eastern and Central China.

CHINA AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	Unaudited
ASSETS
CURRENT ASSETS:
Cash	$6,356,969	$4,851,436
Notes receivable	1,728,340	-
Loan receivable	3,094,538	3,085,393
Accounts receivable, net of allowance for doubtful accounts	322,486	455,004
Inventories	2,694,617	2,550,636
Prepaid expenses and other current assets	33,058	56,854
Total Current Assets	14,230,008	10,999,323

Restricted cash	-	544,481
Property, plant and equipment, net	16,170,893	10,536,945
Intangible assets, net	2,786,615	2,760,746
Other long term assets, net	148,788	172,864
Total Assets	$33,336,304	$25,014,359

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Loans payable-short term	$8,587,343	$8,091,594
Notes payable	-	544,481
Notes payable - related party	1,054,000	-
Accounts payable and accrued expenses	1,864,849	1,480,395
Advance from customers	151,707	255,448
Due to related party	401,419	-
Dividend payable	1,547,269	-
Taxes payable	649,687	357,874
Derivative liability	145,402	-
Other payables	4,125,937	753,002
Total Current Liabilities	18,527,613	11,482,794

LONG-TERM LIABILITIES:
Loans payable-long term	232,091	226,867
Total Liabilities	18,759,704	11,709,661

SHAREHOLDERS' EQUITY:
Common stock ($0.001 par value, 500,000,000 shares authorized; 436,724,592 shares and 236,013,800 shares outstanding at June 30, 2011 and December 31, 2010, respectively.)	436,725	236,014
Additional paid-in capital	6,882,479	7,058,783
Retained earnings	6,472,061	5,540,770
Other comprehensive income	785,335	469,131
Total Shareholders' Equity	14,576,600	13,304,698
Total Liabilities and Shareholders' Equity	$33,336,304	$25,014,359

CHINA AMERICA HOLDNGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net revenues	$9,864,590	$8,462,494	$17,348,207	$14,225,626
Cost of sales	6,377,882	5,354,124	11,221,586	8,997,150
Gross profit	3,486,708	3,108,370	6,126,621	5,228,476

Operating expenses:
Selling expenses	45,197	38,808	94,453	64,673
General and administrative	568,090	384,448	1,041,774	760,987
Total operating expenses	613,287	423,256	1,136,227	825,660

Operating income	2,873,421	2,685,114	4,990,394	4,402,816

Other income (expenses):
Other income (expenses)	(47,653)	(675)	(47,691)	(675)
Interest income	101,068	6,260	199,660	10,456
Interest expense	(142,385)	(103,656)	(270,126)	(168,905)
Total other expenses	(88,970)	(98,071)	(118,157)	(159,124)

Income before income taxes	2,784,451	2,587,043	4,872,237	4,243,692

Income taxes	524,240	474,455	877,418	769,435

Net income	2,260,211	2,112,588	3,994,819	3,474,257

Foreign currency translation gain	664,243	47,436	316,204	85,397

Comprehensive income	$2,924,454	$2,160,024	$4,311,023	$3,559,654

Basic and diluted income per common share	$0.01	$0.01	$0.02	$0.01

Weighted common shares outstanding- basic and diluted	236,013,800	236,013,800	236,013,800	236,013,800

Safe Harbor Statement

China America Holdings, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding revenues, margins, net income and earnings, demand for recently launched products and products we expect to launch, and our expectations regarding the completion of testing and the launch of a new product line.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended September 30, 2010 and in our Current Report on Form 8-K/A as filed with the SEC on July 7, 2011.

Contact:

China America Holdings, Inc.
Lillian Wong
U.S. Representative
954-363-7333 ext. 317